EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200
Park-Ohio Growth Continues in Second Quarter 2007
     CLEVELAND, OHIO, July 31, 2007 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its second quarter ended June 30, 2007.
SIX MONTHS RESULTS
     Park-Ohio reported net sales of $554.5 million for the first six months of 2007, a 5% increase on sales of $528.7 million for the same period of 2006. Park-Ohio reported net income of $11.1 million, or $.95 per share dilutive, for the first six months of 2007, a 14% increase on $9.7 million, or $.84 per share dilutive, in the same period of 2006.
SECOND QUARTER RESULTS
     Park-Ohio reported net sales of $286.6 million for second quarter 2007, a 7% increase on sales of $268.5 million for second quarter 2006. Park-Ohio reported net income of $5.8 million, or $.50 per share dilutive, for second quarter 2007, an 18% increase on net income of $4.9 million, or $.43 per share dilutive, for second quarter 2006.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “The diversity of Park-Ohio’s business model was evident as revenues and earnings grew 7% and 18% respectively, in line with management’s expectations, despite strong headwinds from the heavy truck and U.S. auto manufacturing segments. Order backlogs in our Manufactured Products group are very strong and, combined with improved profitability at Integrated Logistics Solutions (ILS) during the second half, are expected to more than offset continuing sluggish performance in the Aluminum group. We reiterate our 2007 EPS forecast range of $2.10 to $2.35 dilutive.”
     A conference call reviewing Park-Ohio’s second quarter results will be broadcast live over the Internet on Wednesday, August 1, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 54 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
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     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$286,636	$268,453	$554,522	$528,674
Cost of products sold	244,256	230,738	473,533	454,072

Gross profit	42,380	37,715	80,989	74,602
Selling, general and administrative expenses	24,859	22,209	50,349	43,928
Gain on sale of assets held for sale	0	0	(2,299)	0

Operating income	17,521	15,506	32,939	30,674
Interest expense	8,286	7,735	16,293	15,105

Income before income taxes	9,235	7,771	16,646	15,569
Income taxes	3,386	2,870	5,593	5,911

Net income	$5,849	$4,901	$11,053	$9,658

Amounts per common share:
Basic	$0.53	$0.45	$1.00	$0.88
Diluted	$0.50	$0.43	$0.95	$0.84

Common shares used in the computation
Basic	11,061	10,983	11,055	10,976
Diluted	11,631	11,446	11,598	11,440

Other financial data:
EBITDA, as defined	$23,386	$20,810	$42,357	$41,024

Note A—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$5,849	$4,901	$11,053	$9,658
Add back:

Income taxes	3,386	2,870	5,593	5,911
Interest expense	8,286	7,735	16,293	15,105
Depreciation and amortization	5,280	5,047	10,527	9,827
Gain on the sale of assets held for sale	0	0	(2,299)	0
Miscellaneous	585	257	1,190	523

EBITDA, as defined	$23,386	$20,810	$42,357	$41,024

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$20,500	$21,637
Accounts receivable, net	189,274	181,893
Inventories	211,812	223,936
Deferred tax assets	34,142	34,142
Other current assets	34,199	24,218

Total Current Assets	489,927	485,826

Property, Plant and Equipment	255,765	248,065
Less accumulated depreciation	155,022	146,980

Total Property Plant and Equipment	100,743	101,085

Other Assets
Goodwill	98,676	98,180
Net assets held for sale	4,458	6,959
Other	93,986	92,092

Total Other Assets	197,120	197,231

Total Assets	$787,790	$784,142

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$116,468	$132,864
Accrued expenses	66,163	78,655
Current portion of long-term liabilities	7,915	5,873

Total Current Liabilities	190,546	217,392

Long-Term Liabilities, less current portion 8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	169,100	156,700
Other long-term debt	3,985	4,790
Deferred tax liability	32,089	32,089
Other postretirement benefits and other long-term liabilities	28,447	24,434

Total Long-Term Liabilities	443,621	428,013

Shareholders’ Equity	153,623	138,737

Total Liabilities and Shareholders’ Equity	$787,790	$784,142

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
NET SALES

ILS	$131,133	$150,338	$269,890	$300,497
Aluminum Products	48,563	44,913	90,650	87,615
Manufactured Products	106,940	73,202	193,982	140,562

	$286,636	$268,453	$554,522	$528,674

INCOME BEFORE INCOME TAXES

ILS	$5,548	$10,231	$12,132	$20,653
Aluminum Products	1,404	2,396	2,154	4,436
Manufactured Products	14,164	6,132	23,673	11,794

	21,116	18,759	37,959	36,883
Corporate and Other Costs	(3,595)	(3,253)	(5,020)	(6,209)
Interest Expense	(8,286)	(7,735)	(16,293)	(15,105)

	$9,235	$7,771	$16,646	$15,569